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                                                                      EXHIBIT 99


                     OPTIKA INC. 2003 EQUITY INCENTIVE PLAN



                                    SECTION 1
                             BACKGROUND AND PURPOSE

      1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan shall be effective as of May 8, 2003, subject to and contingent upon its approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2003 Annual Meeting of Stockholders of the Company.

      1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company's shareholders and to permit the payment of compensation that qualifies as performance-based compensation under section 162(m) of the Code.

                                    SECTION 2
                                   DEFINITIONS

      The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

      2.1 "1934 Act" means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

      2.2 "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

      2.3 "Award" means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

      2.4 "Award Agreement" means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.



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      2.5 "Board" or "Board of Directors" means the Board of Directors of the
Company.

      2.6 "Cash Flow" means as to any Performance Period, the Company's or a business unit's cash generated from operating activities, determined in accordance with generally accepted accounting principles.

      2.7 "Change in Control" means the occurrence of any of the following events:

         (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

         (b) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

         (c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

      2.8 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

      2.9 "Committee" means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

      2.10 "Company" means Optika Inc., a Delaware corporation, or any successor thereto.


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      2.11 "Consultant" means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

      2.12 "Director" means any individual who is a member of the Board of Directors of the Company.

      2.13 "Disability" means that an individual is permanently unable to carry out the responsibilities and functions of the position held by such individual by reason of any medically determinable physical or mental impairment, or as otherwise determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time. An individual will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

      2.14 Earnings Per Share" means as to any Performance Period, the Company's or a business unit's Profit After Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

      2.15 "Employee" means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

      2.16 "Exchange Program" means a program established by the Committee whereby outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price,
(b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or
(c).

      2.17 "Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

      2.18 "Fair Market Value" means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the closing bid on the relevant date. If there are neither bids nor sales on the relevant date then Fair Market Value shall mean the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

      2.19 "Fiscal Year" means the fiscal year of the Company.


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      2.20 "Grant Date" means, with respect to an Award, the date that the Award was approved by the Committee or a later date specified by the Committee.

      2.21 "Incentive Stock Option" means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

      2.22 "Individual Objectives" means quantifiable objectives determined by the Committee that will measure the individual's performance of his or her overall duties to the Company which may include the release of software products and measures related to long-term strategic plans.

      2.23 "Market Share" means as to any Performance Period, the Company's or a business unit's percentage of a market segment with respect to a product.

      2.24 "Misconduct" means, at any time within (a) the term of an Option granted hereunder, (b) within one (1) year after a Participant's Termination of Service, or (c) within one (1) year after exercise of any portion of an Option granted hereunder, whichever is the latest, the commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate), including, but not limited to: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, (c) accepting employment with or serving as a consultant, advisor or in any other capacity to an entity that is in competition with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (d) misuse of any trade or business secrets or confidential, secret, privileged, or non-public information relating to the Company's (or any Affiliate's) business or breach of the Company's Confidentiality Agreement, or
(e) participating in a hostile takeover attempt of the Company. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

      2.25 "Nonemployee Director" means a Director who is an employee of neither the Company nor of any Affiliate.

      2.26 "Nonqualified Stock Option" means an option to purchase Shares which is not intended to be an Incentive Stock Option.

      2.27 "Operating Margin" means as to any Performance Period, the Company's or a business unit's revenue less operating expenses, divided by revenue determined in accordance with generally accepted accounting principles.

      2.28 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

      2.29 "Participant" means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.


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      2.30 "Performance Goals" means the goal(s) (or combined goal(s))
determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Earnings per Share, (b) Profit After Tax, (c) Profit Before Tax, (d) Return on Capital,
(e) Return on Equity, (f) Return on Sales, (g) Revenue, (h) Total Shareholder Return, (i) Market Share, (j) Cash Flow, (k) Operating Margin, and (l) Individual Objectives. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

      2.31 "Performance Share" means an Award granted to a Participant pursuant to Section 8.

      2.32 "Performance Unit" means an Award granted to a Participant pursuant to Section 8.

      2.33 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

      2.34 "Plan" means the Optika Inc. 2003 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

      2.35 "Profit After Tax" means as to any Performance Period, the Company's or a business unit's net income after taxes, determined in accordance with generally accepted accounting principles.

      2.36 "Profit Before Tax" means as to any Performance Period, the Company's or a business unit's net income before taxes, determined in accordance with generally accepted accounting principles.

      2.37 "Restricted Stock" means an Award granted to a Participant pursuant to Section 7.

      2.38 "Retirement" means, in the case of an Employee or a Nonemployee Director a Termination of Service occurring on or after age sixty-five (65). With respect to a Consultant, no Termination of Service shall be deemed to be on account of "Retirement."

      2.39 "Return on Capital" means as to any Performance Period, the Company's or a business unit's Profit After Tax divided by Company's or business unit's, as applicable,


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average invested capital, determined in accordance with generally accepted accounting principles.

      2.40 "Return on Equity" means as to any Performance Period, the percentage equal to the Company's Profit After Tax divided by average stockholder's equity, determined in accordance with generally accepted accounting principles.

      2.41 "Return on Sales" means as to any Performance Period, the percentage equal to the Company's or a business unit's Profit After Tax, divided by the Company's or the business unit's, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

      2.42 "Revenue" means as to any Performance Period, the Company's or business unit's net fees generated from third parties and recognized as revenue in accordance with generally accepted accounting principles.

      2.43 "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

      2.44 "Section 16 Person" means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

      2.45 "Shares" means the shares of common stock of the Company.

      2.46 "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

      2.47 "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      2.48 "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.

      2.49 "Termination of Service" means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death,


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Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director's service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

      2.50 "Total Shareholder Return" means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

                                    SECTION 3
                                 ADMINISTRATION

      3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who both are (a) "non-employee directors" under Rule 16b-3, and (b) "outside directors" under
Section 162(m) of the Code.

      3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to
(a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) effect, at any time and from time to time, an Exchange Program, and (g) interpret, amend or revoke any such rules.

      3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan's qualification under Section 162(m) of the Code or Rule 16b-3.

      3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.


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                                    SECTION 4
                           SHARES SUBJECT TO THE PLAN

      4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 2,000,000, plus an annual increase to be added on the first day of the Company's fiscal year (beginning on the first day of the Company's 2004 fiscal year and ending on the first day of the Company's 2013 fiscal year, equal to the lesser of (i) 5% of the outstanding Shares on the immediately preceding date, or (ii) an amount determined by the Board. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

      4.2 Lapsed Awards. If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

      4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1 and 9.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

                                    SECTION 5
                                  STOCK OPTIONS

      5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted Options to purchase up to an additional 500,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.


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      5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

      5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

            5.3.1 Nonqualified Stock Options. Unless otherwise qualified under 162(m) of the Code as "performance based compensation," in the case of a Nonqualified Stock Option intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Code, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

            5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

            5.3.3 Substitute Options. Notwithstanding the provisions of Sections
5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with
Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

      5.4    Expiration of Options.

            5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

                    (a) The date for termination of the Option set forth in the written Award Agreement; or

                    (b) The expiration of ten (10) years from the Grant Date; or


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                  (c) Upon the commission of any Misconduct by a Participant, as determined by the Committee in its sole discretion.

            5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

            5.4.3 Committee Discretion. Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

      5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

      5.6 Payment. Options shall be exercised by the Participant's delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise
(a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, unless otherwise determined by the Committee), or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant's designated broker), Share certificates (which may be in book entry form) representing such Shares.

      5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

      5.8 Certain Additional Provisions for Incentive Stock Options.

            5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are


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exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

            5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant's Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant's Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise.


            5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

            5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of eight (8) years from the Grant Date.

                                    SECTION 6
                            STOCK APPRECIATION RIGHTS

      6.1 Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

            6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 500,000 Shares.

            6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of an SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

      6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of


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exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

      6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

      6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company an amount determined by multiplying:

            (a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

            (b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

                                    SECTION 7
                                RESTRICTED STOCK

      7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 500,000 Shares of Restricted Stock.

      7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

      7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

      7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

            7.4.1 General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, divisional, or

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individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

            7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as "performance-based compensation" under
Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as "performance-based compensation" under
Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

            7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

      7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

      7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

      7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

      7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

                                    SECTION 8
                    PERFORMANCE UNITS AND PERFORMANCE SHARES

      8.1 Grant of Performance Units/Shares. Performance Units and
Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $2,000,000, and (b) no Participant shall receive more than 500,000 Performance Shares.

      8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

      8.3 Performance Objectives and Other Terms. The Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance objectives must be met shall be called the "Performance Period." Each Award of Performance Units/Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

            8.3.1 General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

            8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units/Shares to qualify as "performance-based compensation" under Section 162(m) of the Code. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

      8.4 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

      8.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

      8.6 Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.


                                    SECTION 9
                          NONEMPLOYEE DIRECTOR OPTIONS

      The provisions of this Section 9 are applicable only to Options granted to Nonemployee Directors. The provisions of Section 5 are applicable to Options granted to Employees and Consultants (and to the extent provided in Section 9.2.7, to Options granted to Nonemployee Directors).

      9.1   Granting of Options.

            9.1.1 Initial Grants. Each Nonemployee Director who first becomes a Nonemployee Director on or after the effective date of this Plan, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, an Option to purchase 30,000 Shares.

             9.1.2 Ongoing Grants. Each Nonemployee Director who both (a) is a Nonemployee Director on the date of the Company's Annual Stockholders Meeting, and (b) has served as a Nonemployee Director for at least six months prior to and including such date automatically shall receive, as of such date, an Option to purchase 2,500 Shares. There shall be no limit on the number of such annual option grants any one Nonemployee Director may receive over his or her period of Board service.

      9.2   Terms of Options.


            9.2.1 Option Agreement. Each Option granted pursuant to this Section 9 shall be evidenced by a written Award Agreement between the Participant and the Company.

            9.2.2 Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

            9.2.3 Exercisability.

                    (a) Each Option granted pursuant to Section 9.1.1 shall become exercisable as to twenty five percent (25%) of the Shares on the first anniversary of the Grant Date, and as to twenty five percent (25%) of the Shares on each successive one year anniversary of the Grant Date thereafter, so that the Option shall be 100% vested on the fourth anniversary of the Grant Date.

                    (b) Each Option granted pursuant to Section 9.1.2 shall become fully exercisable on the first anniversary of the Grant Date.

                    (c) Notwithstanding any contrary provision of this Section 9.2.3, the Committee or the Board, in their sole discretion, may accelerate the exercisability of the Options granted pursuant to this Section 9.

                    (d) Notwithstanding any contrary provision of this Section 9.2.3, once a Participant ceases to be a Director, his or her Options which are not then exercisable shall never become exercisable and shall be immediately forfeited, except to the limited extent provided in Section 9.2.5.

            9.2.4 Expiration of Options. Each Option granted pursuant to this
Section 9 shall terminate upon the first to occur of the following events:

                    (a) The expiration of ten (10) years from the Grant Date; or

                    (b) The expiration of three (3) months from the date of the Participant's Termination of Service for any reason other than the Participant's death, Disability or Retirement; or

                    (c) The expiration of one (1) year from the date of the Participant's Termination of Service by reason of Disability or Retirement; or

                    (d) Upon the commission of any Misconduct by the Participant, as determined by the Committee in its sole discretion.

            9.2.5 Death of Participant. Notwithstanding the provisions of
Section 9.2.4, if a Participant dies prior to the expiration of his or her Options in accordance with Section 9.2.4, then (a) one hundred percent (100%) of the Shares covered by his or her Options shall immediately become one hundred percent (100%) exercisable, and (b) his or her Options shall terminate one (1) year after the date of his or her death.

            9.2.6 Not Incentive Stock Options. Options granted pursuant to this
Section 9 shall not be designated as Incentive Stock Options.

            9.2.7 Other Terms. All provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Nonemployee Directors.

            9.2.8 Substitute Options. Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

      9.3 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of any annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Restricted Stock or Options. The number of Shares of Restricted Stock received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The number of Options granted shall be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 9.3 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a "non-employee director" under Rule 16b-3.

                                   SECTION 10
                                  MISCELLANEOUS

      10.1    Change in Control.

            10.1.1    Options and SARs.

                    (a) In the event of a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of the successor corporation.

                    (b) In the event that the successor corporation refuses to assume or substitute for the Option or SAR, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Company shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

                    (c) For the purposes of this Section 10.1.1, the Option or SAR shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee or the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

                    (d) With respect to Options and SARs that are assumed or substituted for, if within eighteen (18) months following the Change in Control the Participant incurs a Termination of Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then the Options and SARs held by such Participant shall become one hundred percent (100%) exercisable. For purposes of this Section 10.1.1, a Participant shall be deemed to have been involuntary terminated following a Change in Control upon (i) such Participant's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or (ii) such Participant's voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual's consent.


            10.1.2  Restricted Stock.


                    (a) In the event of a Change in Control, any Company repurchase or reacquisition right with respect to outstanding Shares of Restricted Stock held by the Participant will be assigned to the successor corporation. In the event that the successor corporation refuses to accept the assignment of any such Company repurchase or reacquisition right, such Company repurchase or reacquisition right will lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock immediately prior to the Change in Control.

                    (b) If the Company repurchase or reacquisition right with respect to a Share of Restricted Stock is assigned to the successor corporation and, within eighteen (18) months following the Change in Control, the Participant incurs a Termination of

Service due to involuntary termination by the successor corporation or one of its affiliates for a reason other than Misconduct, then such Participant's Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control) will immediately have any Company repurchase or reacquisition right lapse and the Participant will become one hundred percent (100%) vested in such Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control).

            10.1.3 Performance Shares and Performance Units. In the event of a Change in Control, the Committee or the Board, in its discretion, may provide for any one or more of the following with respect to the Performance Shares and
Units: (a) any outstanding Performance Shares and Units shall be assumed by the successor corporation or a parent or Subsidiary of the successor corporation,
(b) any outstanding Performance Shares and Units shall be terminated immediately prior to the Change in Control, or (c) with respect to a Change in Control that occurs prior to a Participant's Termination of Service, one hundred percent (100%) of any outstanding Performance Shares or Units shall be deemed to be earned and shall be immediately payable to the Participant, or, in cases where a Participant has received a target award of Performance Units or Shares, one hundred percent (100%) of the target amount shall vest. In the event any outstanding Performance Shares and Units are assumed, the successor corporation shall have the ability to reasonably and equitably adjust the Performance Goals.

      10.2 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

      10.3 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

      10.4 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

      10.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

      10.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

      10.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant's estate.

      10.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer a Nonqualified Stock Option to a Participant's spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant's immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant's immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant's immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant's immediate family control the management of the foundation's assets.

      10.9 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

                                   SECTION 11
                      AMENDMENT, TERMINATION, AND DURATION

      11.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

      11.2 Duration of the Plan. The Plan shall be effective upon the date and subject to the conditions set forth in Section 1.1, and subject to Section 11.1 (regarding the Board's right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after the tenth anniversary of its effective date.

                                   SECTION 12
                                 TAX WITHHOLDING

      12.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

      12.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by
(a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld.


                                   SECTION 13
                               LEGAL CONSTRUCTION

      13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      13.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

      13.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Colorado.

      13.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.